UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)

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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

FIRST INTERSTATE BANCSYSTEM, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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1

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
ELECTION OF DIRECTORS
DIRECTORS CONTINUING IN OFFICE AFTER ANNUAL MEETING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS
COMPENSATION OF EXECUTIVE OFFICERS COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SHAREHOLDER PROPOSALS
OTHER MATTERS

FIRST INTERSTATE BANCSYSTEM, INC.
401 North 31st Street
P.O. Box 30918
Billings, Montana 59116-0918
(406) 255-5390

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Friday, May 4, 2007

Time:	8:00 a.m., Mountain Time

Place:	Billings Depot 2310 Montana Avenue Billings, Montana 59101

Purposes:	1.	To elect five directors; and

	2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Who Can Vote:	Holders of record of our common stock at the close of business on February 28, 2007.

How You Can Vote:	You may vote by attending the meeting in person or by marking, signing and dating the enclosed proxy card and returning it using the enclosed envelope.
Whether or not you plan to attend the annual meeting, please complete, sign, date and return the enclosed proxy.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Thomas W. Scott Thomas W. Scott Chairman of the Board of Directors

Billings, Montana April 6, 2007

YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

PROXY STATEMENT
FOR
THE ANNUAL MEETING OF SHAREHOLDERS
OF
FIRST INTERSTATE BANCSYSTEM, INC.

Solicitation Information
This proxy statement, the accompanying proxy card and the annual report on Form 10-K are being mailed to our shareholders on or about April 6, 2007. Our board of directors is soliciting your proxy to vote your shares at the annual meeting of shareholders to be held on May 4, 2007. The board is soliciting your proxy to give all shareholders of record the opportunity to vote on matters that will be presented at the annual meeting. This proxy statement provides you with information on these matters to assist you in voting your shares.
When we refer to “we,” “our,” and “us” in this proxy statement, we mean First Interstate BancSystem, Inc. and our consolidated subsidiaries, unless the context indicates that we refer only to the parent company, First Interstate BancSystem, Inc. When we refer to the “Bank” in this proxy statement, we mean First Interstate Bank, our only bank subsidiary.
What is a proxy?
A proxy is your legal designation of another person to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the persons designated in the proxy the authority to vote your shares in the manner you indicate on the proxy card.
Why did I receive more than one proxy card?
You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker or trustee, you will receive your proxy card or other voting information from your broker or trustee, and you should return your proxy card to your broker or trustee. You should vote on and sign each proxy card you receive.
Who pays the cost of this proxy solicitation?
We pay the costs of soliciting proxies. Upon request, we will reimburse brokers, banks, trusts and other nominees for reasonable expenses incurred by them in forwarding proxy materials to “beneficial” owners of our common stock.
Is this proxy statement the only way that proxies are being solicited?
In addition to mailing these proxy materials, certain of our directors, officers and employees may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

Voting Information
Who is qualified to vote?
You are qualified to receive notice of and to vote at the annual meeting if you own shares of our common stock at the close of business on our record date of February 28, 2007.
How many shares of common stock may vote at the annual meeting?
As of the record date, there were 8,186,709 shares of our common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter presented.
Is there a quorum requirement?
For the annual meeting to be valid, there must be a quorum present. A quorum requires that more than 50% of the outstanding shares of our common stock be represented at the meeting, whether in person or by proxy.
What is the difference between a “shareholder of record” and other “beneficial” holders?
These terms describe how your shares are held. If your shares are registered directly in your name, you are a “shareholder of record.” If your shares are held in the name of a broker, bank, trust or other nominee as a custodian, you are a “beneficial” holder.
How do I vote my shares?
If you are a “shareholder of record,” you can vote your proxy:
•	by mailing in the enclosed proxy card; or

•	by designating another person to vote your shares with your own form of proxy.
Please refer to the specific instructions set forth on the enclosed proxy card.
If you are a “beneficial” holder, your broker, bank, trust or other nominee will provide you with materials and instructions for voting your shares.
Can I vote my shares in person at the annual meeting?
If you are a “shareholder of record,” you may vote your shares in person at the annual meeting. If you are a “beneficial” holder, you must obtain a proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the annual meeting.
What is the board’s recommendation on how I should vote my shares?
The board recommends that you vote your shares FOR the election of all five director nominees.

What are my choices when voting?
You may cast your vote in favor of electing the director nominees or you may withhold your vote on one or more nominees.
How would my shares be voted if I do not specify how they should be voted?
If you sign and return your proxy card without indicating how you want your shares to be voted, the proxies appointed by the board will vote your shares FOR the election of all five director nominees.
How are votes withheld, abstentions and broker non-votes treated?
Votes withheld and abstentions are deemed as “present” at the annual meeting, are counted for quorum purposes, and except for voting on directors, will have the same effect as a vote against the matter. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.
Can I change my vote after I have mailed in my proxy card?
You may revoke your proxy by doing one of the following:
•	sending a written notice of revocation to our secretary that is received prior to the annual meeting, stating that you revoke your proxy;

•	signing a later-dated proxy card and submitting it so that it is received prior to the annual meeting in accordance with the instructions included in the proxy card(s); or

•	attending the annual meeting and voting your shares in person.
What vote is required?
Voting on directors requires a plurality of the votes cast to elect a director. In other words, the directors with the most votes are elected.
Who will count the votes?
Representatives from the Bank’s audit department will count the votes and serve as our inspectors of election. The inspectors of election will be present at the annual meeting.
What if I have further questions?
If you have any further questions about voting your shares or attending the annual meeting, please contact our secretary, Carol Stephens Donaldson, at (406) 255-5378, or e-mail: cdonaldson@fib.com.

ELECTION OF DIRECTORS

In accordance with our amended bylaws, the number of our directors must be at least five and not more than eighteen. We currently have seventeen directors. The board is divided into three groups with staggered three-year terms. Homer A. Scott, Jr. will resign as a director effective May 4, 2007. Mr. Scott’s replacement will be elected at the annual meeting with four other director nominees.
A total of five directors will be elected at the annual meeting to serve three-year terms, or until their respective successors have been elected and appointed. The board has nominated for election as directors:
•	David H. Crum

•	William B. Ebzery

•	Charles M. Heyneman

•	Terry W. Payne

•	Sandra A. Scott Suzor
All director nominees, except Ms. Suzor, are current members of the board.
Unless authority to vote is withheld, the person named in the enclosed proxy will vote the shares represented by such proxy for the election of the nominees named above. If, at the time of the annual meeting, any nominee becomes unavailable for any reason for election as a director, the person entitled to vote the proxy will vote for the election of such substitute(s) as the board may recommend. At this time, the board knows of no reason why any nominee might be unavailable to serve.
The following table sets forth certain information regarding the nominees for election at the annual meeting and the directors continuing in office after the annual meeting.
BOARD OF DIRECTOR NOMINEES
FOR A THREE-YEAR TERM EXPIRING IN 2010

Name and Age	Director Since	Principal Occupation
David H. Crum, 62	2001	President and Chief Executive Officer, Crum Electric Supply Company, Inc.

William B. Ebzery, 56	2001	Owner, Cypress Capital Management, LLC

Charles M. Heyneman, 46	2004	Information Technology Project Manager, First Interstate Bank

Terry W. Payne, 65	2000	President and Chief Executive Officer, Terry Payne & Company, Inc.

Sandra A. Scott Suzor, 47	Nominee	Partner and Director of Sales and Marketing, Powder Horn Ranch and Golf Club

DIRECTORS CONTINUING IN OFFICE AFTER ANNUAL MEETING

	Director	Term
Name and Age	Since	Expires	Principal Occupation
James W. Haugh, 69	1997	2008	Financial Consultant and Founder of American Capital, LLC

Robert L. Nance, 70	2001	2008	President and Chief Executive Officer, Nance Petroleum Corporation

Randall I. Scott, 53	2003	2008	Managing General Partner, Nbar5 Limited Partnership

Thomas W. Scott, 63	1971	2008	Chairman of the Board of Directors, First Interstate BancSystem, Inc.

Michael J. Sullivan, 67	2003	2008	Partner, Rothgerber, Johnson & Lyons, LLP

Martin A. White, 65	2005	2008	Retired CEO and Chairman, MDU Resources Group, Inc.

Elouise C. Cobell, 61	2001	2009	Executive Director, Native American Community Development Corporation

Richard A. Dorn, 54	2001	2009	Owner, Dorn Property X-change, Dorn Property and Homes, LLC, Dorn Realty P.C. and Richard A. Dorn Farms; President, Dorn/Wilson Development Company

Lyle R. Knight, 61	1998	2009	President and Chief Executive Officer, First Interstate BancSystem, Inc.

James R. Scott, 57	1971	2009	Vice Chairman of the Board of Directors, First Interstate BancSystem, Inc.

Julie A. Scott, 35	2003	2009	Board Member, First Interstate BancSystem, Inc.

Jonathan R. Scott, 32	2006	2009	President, FIB CT, LLC, dba Crytech
A plurality of the shares entitled to vote and present in person or represented by proxy are needed to elect a director. This means that the five nominees for director who receive the most affirmative votes will be elected.
THE BOARD RECOMMENDS A VOTE “FOR” THE FIVE NOMINEES
NAMED ABOVE.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of March 1, 2007 with respect to the beneficial ownership of our common stock for (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our directors and director nominees, (iii) each of the executive officers named in the summary compensation table, and (iv) all directors and executive officers as a group.

	Number of Shares	Percent of Class
Beneficial Owner(1)	Beneficially Owned	Beneficially Owned
First Interstate Bank(2)	1,346,937	16.46%
401 North 31st Street
Billings, Montana 59101
James R. Scott(3)	1,273,037	15.55%
P.O. Box 7113
Billings, Montana 59103
Randall I. Scott(4)	1,108,607	13.54%
P.O. Box 30918
Billings, Montana 59116
Thomas W. Scott(5)	740,151	8.99%
P.O. Box 30918
Billings, Montana 59116
Homer A. Scott, Jr.(6)	711,819	8.69%
P.O. Box 2007
Sheridan, Wyoming 82801
John M. Heyneman, Jr.(7)	428,789	5.24%
5000 North Weatherford Road
Flagstaff, Arizona 85001
Julie A. Scott(8)	246,319	3.01%
Jonathan R. Scott(9)	224,757	2.75%
Lyle R. Knight(10)	136,611	1.66%
Sandra A. Scott Suzor	83,100	1.02%
Terry Moore(11)	55,300	*
Ed Garding(12)	44,549	*
Charles M. Heyneman(13)	35,683	*
Robert A. Jones(14)	34,832	*

	Number of Shares	Percent of Class
Beneficial Owner(1)	Beneficially Owned	Beneficially Owned
Terry W. Payne(15)	29,427	*
William B. Ebzery(16)	28,168	*
Ralph K. Cook(17)	25,546	*
Robert L. Nance(18)	24,743	*
James W. Haugh(19)	12,782	*
David H. Crum(20)	10,083	*
Richard A. Dorn(21)	8,280	*
Michael J. Sullivan(22)	5,275	*
Elouise C. Cobell(23)	3,623	*
Martin A. White(24)	2,613	*
All directors and executive officers
as a group (21 persons)(25)	5,083,699	60.41%

*	Less than 1% of the common stock outstanding.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities owned. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 1, 2007, are deemed outstanding for purposes of computing the percentage owned by the person or entity holding such securities, but are not deemed outstanding for purposes of computing the percentage owned by any other person or entity.

(2)	Includes 634,222 shares owned beneficially as trustee of the Savings and Profit Sharing Plan for Employees of First Interstate BancSystem, Inc., 690,108 shares owned beneficially as trustee for Scott family members and 22,607 shares owned beneficially as trustee for others.

(3)	Includes 552,759 shares owned beneficially as managing partner of J.S. Investments Limited Partnership; 8,810 shares owned beneficially as President of the James R. and Christine M. Scott Family Foundation; 22,424 shares owned beneficially as conservator for a Scott family member; 98,041 shares owned beneficially as Chairman and President of Foundation for Community Vitality, a nonprofit organization, and, 3,698 shares issuable under stock options currently exercisable or exercisable within 60 days of March 1, 2007.

(4)	Includes 948,919 shares owned beneficially as managing general partner of Nbar5 Limited Partnership; 11,272 shares owned beneficially as general partner of Nbar5 A Limited Partnership; 107,295 shares owned beneficially as trustee for Scott family members; and, 1,937 shares issuable under stock options currently exercisable or exercisable within 60 days of March 1, 2007.

(5)	Includes 50,276 shares issuable under stock options currently exercisable or exercisable within 60 days of March 1, 2007.

(6)	Includes 3,698 shares issuable under stock options currently exercisable or exercisable within 60 days of March 1, 2007.

(7)	Includes 288,948 shares owned beneficially as managing general partner of Towanda Investments, Limited Partnership and 107,295 shares owned beneficially as trustee for Scott family members.

(8)	Includes 741 shares owned beneficially as trustee for Scott family members; and 3,814 shares issuable under stock options currently exercisable or exercisable within 60 days of March 1, 2007.

(9)	Includes 6,475 shares owned beneficially as trustee for Scott family member; and 1,134 shares issuable under stock options currently exercisable or exercisable within 60 days of March 1, 2007.

(10)	Includes 51,775 shares issuable under stock options currently exercisable or exercisable within 60 days of March 1, 2007.

(11)	Includes 35,250 shares issuable under stock options currently exercisable or exercisable within 60 days of March 1, 2007, and, 1,000 shares of restricted stock received under our 2004 Restricted Stock Award Plan.

(12)	Includes 22,050 shares issuable under stock options currently exercisable or exercisable within 60 days of March 1, 2007, and, 1,000 shares of restricted stock received under our 2004 Restricted Stock Award Plan

(13)	Includes 1,264 shares issuable under stock options currently exercisable or exercisable within 60 days of March 1, 2007.

(14)	Includes 10,750 shares issuable under stock options currently exercisable or exercisable within 60 days of March 1, 2007, and, 1,000 shares of restricted stock received under our 2004 Restricted Stock Award Plan.

(15)	Includes 4,792 shares issuable under stock options currently exercisable or exercisable within 60 days of March 1, 2007.

(16)	Includes 5,485 shares issuable under stock options currently exercisable or exercisable within 60 days of March 1, 2007.

(17)	Includes 15,630 shares issuable under stock options currently exercisable or exercisable within 60 days of March 1, 2007, and, 1,000 shares of restricted stock received under our 2004 Restricted Stock Award Plan.

(18)	Includes 4,413 shares issuable under stock options currently exercisable or exercisable within 60 days of March 1, 2007.

(19)	Includes 1,937 shares issuable under stock options currently exercisable or exercisable within 60 days of March 1, 2007.

(20)	Includes 6,791 shares held in trust for Crum family members and 3,292 shares issuable under stock options currently exercisable or exercisable within 60 days of March 1, 2007.

(21)	Includes 3,847 shares issuable under stock options currently exercisable or exercisable within 60 days of March 1, 2007.

(22)	Includes 1,937 shares issuable under stock options currently exercisable or exercisable within 60 days of March 1, 2007.

(23)	Includes 3,292 shares issuable under stock options currently exercisable or exercisable within 60 days of March 1, 2007.

(24)	Includes 814 shares issuable under stock options currently exercisable or exercisable within 60 days of March 1, 2007.

(25)	Includes an aggregate of 231,085 shares issuable under stock options currently exercisable or exercisable within 60 days of March 1, 2007, and a total of 9,500 shares of restricted stock received under our 2004 Restricted Stock Award Plan.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning each of our directors and executive officers.

Name	Age	Position
Thomas W. Scott	63	Chairman of the Board
James R. Scott	57	Vice Chairman of the Board
Lyle R. Knight	61	President, Chief Executive Officer and Director
Terrill R. Moore	54	Executive Vice President and Chief Financial Officer
Edward Garding	57	Executive Vice President and Chief Credit Officer
Robert A. Jones	60	Executive Vice President and Chief Administration Officer
Ralph K. Cook	61	Senior Vice President and Branch Administration Officer
Elouise C. Cobell	61	Director
David H. Crum	62	Director
Richard A. Dorn	54	Director
William B. Ebzery	56	Director
James W. Haugh	69	Director
Charles M. Heyneman	46	Director
Robert L. Nance	70	Director
Terry W. Payne	65	Director
Homer A. Scott, Jr.(1)	72	Director
Jonathan R. Scott	32	Director
Julie A. Scott	35	Director
Randall I. Scott	53	Director
Michael J. Sullivan	67	Director
Sandra A. Scott Suzor (2)	47	Director Nominee
Martin A. White	65	Director

(1)	Term expires May 4, 2007. Not a nominee for re-election.

(2)	Director nominee.
Thomas W. Scott has been our Chairman since January 2004 and a director since 1971. Mr. Scott served as our Chief Executive Officer from 1978 through 2003. In addition, Mr. Scott has been Chairman of the Board of the Bank since January 2002 and has served as a director of First Interstate BancSystem Foundation since 1990. Mr. Scott is the brother of Homer A. Scott, Jr. and James R. Scott, the father of Julie A. Scott and Jonathan R. Scott, and the uncle of Charles M. Heyneman, Sandra A. Scott Suzor and Randall I. Scott.
James R. Scott has been a director of ours since 1971 and the Vice Chairman of the Board since 1990. Mr. Scott is Chairman of the Padlock Ranch Corporation, Managing Partner of J.S. Investments, Trustee of the Homer and Mildred Scott Foundation, and President of the Foundation for Community Vitality. Mr. Scott served as Chairman of First Interstate BancSystem Foundation from 1990 to 2006. Mr. Scott is the brother of Homer A. Scott, Jr. and Thomas W. Scott, and the uncle of Charles M. Heyneman, Sandra A. Scott Suzor, Randall I. Scott, Julie A. Scott and Jonathan R. Scott.

Lyle R. Knight has been our Chief Executive Officer since January 2004, our President since 1998 and the President and Chief Operating Officer of the Bank since 2002. Prior to his current appointments, Mr. Knight was our Chief Operating Officer from 1998 to 2003. Mr. Knight has also served as a director of ours, the Bank and First Interstate BancSystem Foundation since 1998. Prior to working for us, Mr. Knight was President and Chief Executive Officer of a large multi-branch bank in Nevada and the President of a large Arizona-based bank.
Terrill R. Moore has been an Executive Vice President of ours since January 2004 and our Chief Financial Officer since 1989. Prior to his current appointments, Mr. Moore was our Senior Vice President from 1989 through 2003. In addition, Mr. Moore has been a director of the Bank since 2001. Prior to joining our management team, Mr. Moore served in various finance and accounting positions within our company since 1979.
Edward Garding has been an Executive Vice President of ours since January 2004 and our Chief Credit Officer since 1999. Mr. Garding served as our Senior Vice President from 1996 through 2003, President of the Bank from 1998 to 2001 and President of the Sheridan branch of the Bank from 1988 to 1996. In addition, Mr. Garding has been a director of the Bank since 1998. Prior to joining our management team in 1996, Mr. Garding served in various positions within our company since 1971.
Robert A. Jones has been an Executive Vice President of ours since January 2004 and our Chief Administration Officer since 2003. Prior to these appointments, Mr. Jones was Senior Vice President of our Human Asset Management Group from 1996 to 2002 and our General Auditor from 1980 to 1996. In addition, Mr. Jones has been a director of the Bank since 2001.
Ralph K. Cook has been a Senior Vice President and Branch Administration Officer of ours since 2003. Previously, Mr. Cook served the Bank as a Regional President from 1999 to 2003, President of the Great Falls branch from 1996 to 2003 and Vice President from 1993 to 1996.
Elouise C. Cobell has been a director of ours since 2001. Ms. Cobell has been the Executive Director of Native American Community Development Corporation since 2001 and the Project Director of the Individual Monies Trust Correction and Recovery Project since 1996. Ms. Cobell also has served as Director of the Blackfeet Reservation Development Fund, Inc. since 1991 and served as Chairman of the Board of Directors of Blackfeet National Bank from 1987 to 2001. Ms. Cobell has served as a director of Native American Bank since 2002 and as a director of First Interstate BancSystem Foundation since 1998.
David H. Crum has been a director of ours since 2001. Mr. Crum founded Crum Electric Supply Co., Inc., a distributor of electrical equipment, in 1976 and has been President and Chief Executive Officer of that company since its inception. Mr. Crum has also been a director of IDEA, Inc. since 2004.
Richard A. Dorn has been a director of ours since 2001. Mr. Dorn has been the owner of Dorn Property X-change, a real estate holding, investment and rental management company, since 1978; Dorn Property and Homes, LLC, a new home construction company, since 2002; and Dorn Realty P.C. since 2003. In addition, Mr. Dorn has been the president and 50% owner of Dorn/Wilson Development Company since 1999. Mr. Dorn also has owned and operated Richard A. Dorn Farms since 1973. Mr. Dorn has owned and operated a real estate brokerage firm since 1980.
William B. Ebzery has been a director of ours since 2001. Mr. Ebzery is a certified public accountant, registered investment advisor and stockbroker. Mr. Ebzery has been the owner of Cypress Capital Management, LLC since 2004. Prior to Cypress Capital Management, LLC, Mr. Ebzery was a partner in the certified public accounting firm of Pradere, Ebzery, Mohatt & Rinaldo since 1975.

James W. Haugh has been a director of ours since 1997. Mr. Haugh formed American Capital, LLC, a financial consulting firm, in 1994 and has operated this firm since its inception. Prior to forming American Capital LLC, Mr. Haugh was a partner in KPMG LLP, a certified public accounting firm. Mr. Haugh served as a director of Harris Bank Hinsdale from 1994 to 1997 and as a director of First Bank of the Americas in 2004.
Charles M. Heyneman has been a director of ours since 2004. Mr. Heyneman has served as an information technology project manager for the Bank since 2004. Prior to this appointment, Mr. Heyneman was an application developer for i_Tech Corporation, a non-bank subsidiary of ours, from 2000 to 2004 and held loan review officer and credit analyst positions with the Bank from 1993 to 2003. Mr. Heyneman is the nephew of Homer A. Scott, Jr., James R. Scott and Thomas W. Scott, and the cousin of Sandra A. Scott Suzor, Randall I. Scott, Julie A. Scott and Jonathan R. Scott.
Robert L. Nance has been a director of ours since 2001. Mr. Nance has been the owner and President of Nance Petroleum Corporation, an oil and gas exploration and production company, since 1969. In 1999, Mr. Nance sold his interest in Nance Petroleum Corporation but continues as President and Chief Executive Officer of the Company.
Terry W. Payne has been a director of ours since 2000. Mr. Payne has served as President and Chief Executive Officer of Terry Payne & Co., Inc., an insurance agency, since its inception in 1972. Mr. Payne has also been part-owner and Chairman of the Board of Directors of Payne Financial Group, Inc. since 1993.
Homer A. Scott, Jr. has been a director of ours since 1971 and served as Chairman of our Board from 1988 through 2003. Mr. Scott has been Chairman, Chief Executive Officer [and President] of Sugarland Enterprises, Inc., a hospitality business comprised of four restaurants, a hotel convention center and a dry cleaning operation, since 1979. In addition, Mr. Scott is a real estate developer and the majority owner, director and President of Powder Horn Golf Course. Mr. Scott has served as a director of First Interstate BancSystem Foundation since 1990. Mr. Scott is the brother of James R. Scott and Thomas W. Scott, the uncle of Charles M. Heyneman, Randall I. Scott, Julie A. Scott and Jonathan R. Scott, and the father of Sandra A. Scott Suzor.
Jonathan R. Scott has been a director of ours since 2006. Mr. Scott was an employee of First Interstate Bank from 1998 to 2004, serving in the Financial Services and Marketing Divisions. Mr. Scott has served as President of FIB CT, LLC, dba, Crytech since 2004. Crytech is a non-bank subsidiary of ours. Mr. Scott is the son of Thomas W. Scott, the brother of Julie A. Scott, the nephew of Homer A. Scott, Jr. and James R. Scott, and the cousin of Charles M. Heyneman, Randall I. Scott and Sandra A. Scott Suzor.
Julie A. Scott has been a director of ours since 2003. Ms. Scott was a commercial loan officer at the Sheridan, Wyoming branch of the Bank until August 2005. Prior to that appointment, Ms. Scott served in various management and other banking positions within our company since February 1994, including serving as branch manager of the Billings Grand Avenue branch from 2001 to 2003. Since August 2005, Ms. Scott has devoted her full time attention to personal investment and family matters. Ms. Scott is the daughter of Thomas W. Scott, the sister of Jonathan R. Scott, the niece of Homer A. Scott, Jr. and James R. Scott, and the cousin of Charles M. Heyneman, Randall I. Scott and Sandra A. Scott Suzor.
Randall I. Scott has been a director of ours since 2003. Mr. Scott is a certified financial planner and has been the managing general partner of Nbar5 Limited Partnership since 1994. In addition, Mr. Scott has served as a director of First Interstate BancSystem Foundation since 1999 and Chairman of the foundation since 2006. Previously, Mr. Scott worked in various capacities for the Company over a period of 19 years including as a Trust Officer of the Bank from 1991 through 1996 and as a consultant from 1996 through 1998. Mr. Scott previously served as a director of ours from 1993 to 2000. Mr. Scott is the nephew of Homer A. Scott, Jr., Thomas W. Scott and James R. Scott, and the cousin of Charles M. Heyneman, Sandra A. Scott Suzor, Julie A. Scott and Jonathan R. Scott.

Michael J. Sullivan has been a director of ours since 2003. Mr. Sullivan has been a partner of the Denver, Colorado law firm of Rothgerber, Johnson & Lyons, LLP since 2003 and was special counsel from 2001 to 2003. Prior to 2001, Mr. Sullivan practiced law with a Wyoming firm since 1964, taking leave to serve as U.S. Ambassador to Ireland from 1998 to 2001 and as Governor of the State of Wyoming from 1986 through 1994. Mr. Sullivan has been a director of Allied Irish Bank, PLC in Dublin, Ireland since 2001; Cimarex Energy Co. and Sletten Construction, Inc. since 2002; and, Kerry Group PLC since 2004.
Sandra A. Scott Suzor previously served as a director of ours from 2000 to 2006. Ms. Suzor has been a partial owner and the Director of Sales and Marketing for Powder Horn Ranch and Golf Club since 1995. In addition, Ms. Suzor has also owned Powder Horn Realty, a full service real estate brokerage, since 1997. Ms. Suzor has also served as a director of First Interstate BancSystem Foundation since 2002. Ms. Suzor also serves as Trustee for the First Interstate BancSystem Foundation and Chairperson of the Homer and Mildred Scott Foundation. Ms. Suzor is the daughter of Homer A. Scott, Jr., the niece of James R. Scott and Thomas W. Scott, and the cousin of Charles M. Heyneman, Randall I. Scott, Julie A. Scott and Jonathan R. Scott.
Martin A. White has been a director of ours since 2005. Mr. White has been the Dean of the School of Business and Technology of the University of Mary since August 2006. From 1991 to August 2006, Mr. White served in various executive officer positions with MDU Resources Group, Inc., including Chief Executive Officer from 1998 to August 2006, and Chairman of the Board of Directors from 2001 to August 2006. Mr. White currently serves as the Chairman of the Board of Trustees at the University of Mary and as a director of Plum Creek Timber Company, Inc.
Board and Committee Matters
Our common stock is not listed, traded or quoted on any stock exchange, market or quotation system. The descendants of Homer A. Scott, Sr. and Mildred S. Scott, including certain family members and former spouses of such descendants, all of whom are collectively referred to as the “Scott family,” own approximately 75.4% of our common stock and thus control us.
During 2006, the board met six times with each serving director attending all of the meetings with the exceptions of Martin A. White who attended 66% of the meetings and Elouise C. Cobell who attended 50% of the meetings. The board is accountable to our shareholders to build long-term financial performance and value and to assure that we operate consistently with shareholder values and strategic vision. The board’s responsibilities include:
•	identifying organizational values and vision on behalf of our shareholders;

•	hiring and evaluating our chief executive officer;

•	ensuring management succession;

•	providing guidance, counsel and direction to management in formulating and evaluating operating strategies and plans;

•	monitoring our performance against established criteria;

•	ensuring prudence and adherence to ethical practices;

•	ensuring compliance with federal and state law;

•	ensuring that full and fair disclosure is provided to shareholders, regulators and other constituents;

•	overseeing risk management;

•	exercising all powers reserved to us by organizational documents of limited liability companies and partnerships in which we are a member or shareholder; and

•	establishing policies for board operations.
We encourage, but do not require, directors and director nominees to attend the annual meeting of shareholders. Sixteen members of our board attended the annual meeting of shareholders held in 2006.
Applicable SEC rules require that we make certain disclosures regarding the independence of our directors pursuant to either the New York Stock Exchange or Nasdaq Stock Market rules governing independent board members. In determining whether our directors and director nominees are considered to be independent, we have adopted the definition of independence as contained in the listing standards of the Nasdaq Stock Market. The board has determined that the following directors and director nominees are independent in accordance with such standards:
•	Elouise C. Cobell

•	David H. Crum

•	Richard A. Dorn

•	William B. Ebzery

•	James W. Haugh

•	Robert L. Nance

•	Terry W. Payne

•	Michael J. Sullivan

•	Martin A. White
We have a credit committee, an executive committee, a compensation committee, a governance & nominating committee and an audit committee, all established by our board and each of which consists of members of the board.
Credit Committee. Credit committee members currently include William B. Ebzery, Lyle R. Knight, Robert L. Nance, Julie A. Scott, James R. Scott and Thomas W. Scott. The credit committee’s primary responsibility is to advise the chief credit officer in the establishment of a loan portfolio that will assure the safety of depositors’ money, earn sufficient income to provide an adequate return on capital and enable communities in our market area to prosper. The credit committee met eleven times in 2006 with each serving committee member attending at least 90% of the meetings.
Executive Committee. Executive committee members currently include Thomas W. Scott, David H. Crum, Lyle R. Knight, Homer A. Scott, Jr., James R. Scott and Randall I. Scott. The executive committee is to function and act on behalf of the board between regularly scheduled board meetings, usually when time is critical. The executive committee met one time in 2006 with each serving committee member attending that meeting, with the exception of Randall I. Scott.
Compensation Committee. Compensation committee members currently include James W. Haugh, Terry W. Payne, Homer A. Scott, Jr., James R. Scott, Thomas W. Scott, Martin A. White and Randall I. Scott. Homer A. Scott, Jr., James R. Scott, Thomas W. Scott and Randall I. Scott are not independent members of the compensation committee based upon the definition of independence contained in the listing standards of the Nasdaq Stock Market. The compensation committee has the following responsibilities:

•	reviewing and approving corporate goals relevant to compensation for executive officers;

•	evaluating the effectiveness of our compensation practices in achieving our strategic objectives, in encouraging behaviors consistent with our values and in aligning performance objectives consistent with our vision;

•	evaluating the performance of our chief executive officer;

•	approving the compensation of our chief executive officer;

•	evaluating the performance of our board chairman and vice chairman;

•	overseeing succession planning for executive officers;

•	recommending compensation for board members;

•	recommending adjustments to director and officer insurance;

•	reviewing the financial performance and operations of employee benefit plans; and

•	administering incentive compensation and other employee benefit plans.
The compensation committee met six times during 2006 with each serving committee member attending all of the meetings, with the exception of Martin White who attended 66% of the meetings. A current copy of the compensation committee charter is available to shareholders on our website at www.firstinterstatebank.com.
Governance & Nominating Committee. Governance & nominating committee members currently include James R. Scott, Charles M. Heyneman, Lyle R. Knight, Jonathan R. Scott, Thomas W. Scott and Michael J. Sullivan. Michael J. Sullivan is the only member of the governance & nominating committee who is an independent director based upon the definition of independence contained in the listing standards of the Nasdaq Stock Market. The governance & nominating committee has the following responsibilities:
•	ensuring we have an effective and efficient system of governance, including development of criteria for board membership;

•	identifying, screening and recommending candidates to the board;

•	nominating candidates for election to the board at our annual meeting of shareholders;

•	filling vacancies on the board that may occur between annual meetings of shareholders;

•	orientation, development and evaluation of board members; and

•	evaluation of services provided to and communications with shareholders.
The governance & nominating committee met four times in 2006 with each serving committee member attending at least 75% of the meetings.
The board has reviewed, assessed the adequacy of, and approved a written charter for the governance & nominating committee. A current copy of the governance & nominating committee charter is available to shareholders on our website at www.firstinterstatebank.com.
When formulating its recommendations for director nominees, the governance & nominating committee will consider recommendations offered by our chief executive officer, shareholders who are members of the Scott family, other shareholders, and any outside advisors the governance & nominating committee may retain.
The Scott family, through a family council, makes recommendations to the governance & nominating committee with respect to candidates for board membership from the Scott family. The governance & nominating committee gives due and significant consideration to recommendations made by the Scott family. All candidates for the board are evaluated on the basis of broad experience, financial acumen, professional and personal accomplishments, educational background, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to board duties. The Scott family has recently recommended Sandra A. Scott Suzor, a former director of ours, to the governance & nominating committee as a candidate for the board.

We do not have a formal policy concerning shareholder recommendations of candidates for board membership. The board views that such a formal policy is not necessary given the procedures described above and our willingness to consider candidates recommended by shareholders. Shareholders may recommend candidates by writing to our corporate secretary at our headquarters, 401 N. 31st Street, Billings, Montana 59116, giving the candidate’s name, contact information, biographical data and qualifications. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation. Shareholders who wish to nominate a director for election at an annual meeting of our shareholders must submit a shareholder proposal no later than December 3, 2007 for the 2008 annual meeting of shareholders that is expected to be held on or about May 2, 2008. See “Shareholder Proposals” contained herein.
Audit Committee. Audit committee members currently include Richard A. Dorn, William B. Ebzery, David H. Crum and Robert L. Nance. All members of the audit committee are independent directors as defined by independence listing standards of the Nasdaq Stock Market and in accordance with the Sarbanes-Oxley Act requirements and our governance guidelines. The audit committee has the following responsibilities:
•	reviewing our accounting and financial reporting processes, internal and disclosure control systems and external and internal auditing systems;

•	overseeing risk management functions;

•	reviewing and recommending the appointment or dismissal of the general auditor selected to develop and carry out the annual audit;

•	reviewing and approving the annual report on Form 10-K;

•	reviewing and approving the quarterly reports on Form 10-Q;

•	reviewing the effectiveness of the systems for monitoring adherence with laws, regulations, our policies and our codes of ethics;

•	appointing or dismissing the external auditors;

•	meeting with the external auditors to discuss the results of the annual audit and any related matters; and

•	establishing procedures to handle complaints regarding accounting, internal controls or audit matters.
The audit committee met nine times during 2006 with each serving committee member attending at least 89% of the meetings.
The board has determined that William B. Ebzery qualifies as an “audit committee financial expert,” as that term is defined in applicable SEC regulations. The board has reviewed, assessed the adequacy of and approved a written charter for the audit committee. A current copy of the audit committee charter is available to shareholders on our website at www.firstinterstatebank.com.
Principal Accounting Fees and Services
The audit committee has appointed McGladrey & Pullen LLP as our independent auditor for the fiscal year ending December 31, 2006. Representatives of McGladrey & Pullen LLP are not expected to be present at the annual meeting and, therefore, will not have an opportunity to make a statement if they desire to do so or be available to respond to appropriate questions. McGladrey & Pullen LLP replaced our prior independent auditors, Ernst & Young, LLP, in March 2004.

      The following table summarizes the aggregate fees billed to us by McGladrey & Pullen LLP and Ernst & Young LLP for professional services rendered in 2005 and 2006:

	2005		2006
	McGladrey & Pullen	Ernst & Young	McGladrey & Pullen	Ernst & Young
Audit fees(1)	$301,000	$7,504	$312,442	—
Audit-related fees(2)	6,143	—	14,884	—
Tax fees	—	—	—	—
All other fees	—	—	—	—

(1)	Audit fees for 2005 and 2006 include fees associated with the annual audit, FIDICIA-related work and reviews of our quarterly reports on Form 10-Q. Ernst & Young audit fees for 2005 relate to communications with McGladrey & Pullen LLP as our successor auditors. All audit fees incurred during 2005 and 2006 were approved by the audit committee.

(2)	Audit-related fees for 2005 and 2006 were associated with implementation of Section 404 of the Sarbanes-Oxley Act related to internal control over financial reporting and implementation of FAS 123(R). All audit-related fees incurred during 2005 and 2006 were pre-approved by the audit committee.
Pre-Approval Policies and Procedures
After our registered public accounting firm has been retained by us, following approval by the audit committee and the board, the audit committee does not require advance approval for audit and audit-related services. Although pre-approval is not required for these services, the audit committee has adopted a policy of approving such services either in advance or after the fact. The audit committee has adopted a policy that requires advance approval of all non-audit or audit-related services performed by our independent registered public accounting firm when fees are expected to exceed $15,000. These policies are consistent with the audit committee charter. The audit committee has delegated to the audit committee chairman, Richard A. Dorn, or any two other members of the audit committee, authority to approve services, subject to ratification by the audit committee at its next committee meeting.
Report of the Audit Committee of the Board of Directors
March 12, 2007
To the Board of Directors of First Interstate BancSystem, Inc.
We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2006.
We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants and Public Company Accounting Oversight Board.
We have received and reviewed the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with the independent accountants their independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.
SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

Richard A. Dorn	Robert L. Nance	David H. Crum	William B. Ebzery
Communication with the Board
We have not, to date, developed a formal process for shareholder communications with the board. We believe our current informal process, in which any communication sent to the board either generally or in care of the chief executive officer, corporate secretary or other corporate officer or director is forwarded to all members of the board, has adequately served the board’s and the shareholders’ needs.
Conflict of Interest Policy
On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transactions with our company in which the director or executive officer, or any member of her or her immediate family, have a direct or indirect material interest. Under our company’s code of personal conduct, all employees, including the executive officers, are expected to avoid conflicts of interest. Pursuant to our code of ethics for chief executive officer and senior finance officers (as discussed below), such officers are prohibited from engaging in any conflict of interest unless a specific, case-by-case exception has been granted by the board. All of our directors are subject to our board of directors governance standards that include a code of ethics and conduct guide requiring the directors to avoid conflicts of interest. Conflicts of interest involving an executive officer are generally resolved by the board or audit committee of the board. The board is charged with resolving any conflict of interest involving a director.
Financial Code of Ethics
Our chief executive officer, chief financial officer and principal accounting officers or other persons performing similar functions are required to comply with our code of ethics for chief executive officer and senior finance officers. The purposes of the code of ethics are as follows:
•	to deter wrongdoing and to promote, among other things, honest and ethical conduct;

•	to promote full, fair, accurate, timely and understandable disclosure in SEC and public filings;

•	to promote compliance with applicable governmental laws, rules and regulations;

•	to facilitate prompt internal reporting of violations of the financial code of ethics; and

•	to oversee adherence to such code.
Employees may submit concerns or complaints regarding ethical issues on a confidential basis by means of a toll-free telephone hotline or the use of an internet-based reporting system. All concerns and complaints are reported to our security officer and audit committee chairman in a summary format for investigation. A current copy of our financial code of ethics is maintained on our website at www.firstinterstatebank.com.

COMPENSATION OF EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program
Throughout this proxy statement, the individuals who served as our chief executive officer and chief financial officer during 2006, as well as the other individuals included in the summary compensation table, are collectively referred to as the “named executive officers.”
The compensation committee has overall responsibility to review and approve our compensation structure, policy and programs and to assess whether the compensation structure establishes appropriate incentives for management and employees. The compensation committee annually reviews and determines the salary, bonus and equity compensation awarded to our chief executive officer, or CEO. The compensation committee also reviews all executive officers’ compensation adjustments as recommended by the CEO. The compensation committee oversees the administration of our equity plans and employee benefit plans except for those plans governed by ERISA. The compensation committee is also responsible for executive officer succession planning. The compensation committee charter, a copy of which is posted on our website at www.firstinterstatebank.com, sets forth the various responsibilities and duties of the compensation committee. The charter is periodically reviewed and revised as appropriate. The compensation committee in its annual review of the charter determined that the charter was appropriate with regard to the responsibilities and duties as specified therein.
The compensation committee’s chairman regularly reports to the board on compensation committee actions and recommendations. The compensation committee has authority to retain, at our expense, outside counsel, experts, compensation consultants and other advisors as needed.
2006 Company Performance. In considering executive compensation, the compensation committee noted the Company’s record financial performance in 2006. Net income increased 38% from $54,715,000 in 2005 to $75,609,000 in 2006. Net interest income of $187,463,000 increased $17,155,000 over 2005. In 2006, loans grew by $276,009,000, or 9%, while deposits grew $160,921,000, or 5% over 2005. The net interest margin of 4.47% was 1 basis point lower than 2005. Our growth and improved net interest margin are particularly noteworthy in light of the flattening of the yield curve during 2006. Typically, a flattening yield curve constrains a bank’s ability to maintain its net interest margin. For 2006, return on average common equity was 20.38% compared to 16.79% in 2005. Diluted earnings per share were $9.11, up $2.40 from 2005. Results for 2006 included a one-time, after tax gain of $12,278,000 ($1.48 per diluted share) from the sale of our minority interest in iPay Technologies, LLC.
Compensation Philosophy. Our general compensation philosophy is designed to link an employee’s total cash compensation with our performance, the employee’s department goals and individual performance. As an employee’s level of responsibility increases, there is a more significant level of variability and compensation at risk. The compensation committee believes linking incentive compensation to our performance creates an environment in which our employees are stakeholders in our success and, thus, benefits all shareholders.
Executive Compensation Policy. Our executive compensation policy is designed to establish an appropriate relationship between executive pay and our annual performance, our long-term growth objectives, individual performance of the executive officer and our ability to attract and retain qualified executive officers. The compensation committee attempts to achieve these goals by integrating competitive annual base salaries with (a) bonuses based on corporate performance and on the achievement of specified performance objectives, and (b) key officer restricted stock and stock option awards through our restricted stock and stock option plans. The compensation committee believes that cash compensation in the form of salary and bonus provides our executives with short-term rewards for success in operations. Long-term compensation, through the award of stock options and restricted stock, encourages growth in management stock ownership, which leads to expansion of management’s increased commitment to our long-term performance and success.
In making compensation decisions, the compensation committee relies on survey data from the Watson Wyatt Financial Institution and Top Management surveys. The compensation committee also hired Hewitt & Associates to evaluate the CEO and executive officer compensation package. The compensation committee targets compensation at the 50th percentile of compensation paid to similarly situated executives in similarly sized institutions.
Role of Executive Officers in Compensation Decisions
The compensation committee makes all compensation decisions for the CEO and approves recommendations regarding equity awards to all of our elected officers. Decisions regarding the non-equity compensation of executive officers are made by the CEO. The CEO annually reviews the performance of the executive officers. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the compensation committee. The compensation committee may exercise its discretion in modifying any recommended adjustments or awards to executives.
2006 Executive Compensation Components
For the fiscal year ended December 31, 2006, the principal components of compensation for the named executive officers were:
•	base salary;

•	performance-based incentive compensation, including bonuses;

•	long-term equity incentive compensation; and

•	perquisites and other personal benefits.
Base Salary. The compensation committee approved the 2006 base salary of the CEO and ratified the 2006 compensation of other executive officers, including the named executive officers, as recommended by the CEO. In determining or ratifying the base salary of each executive officer, the compensation committee relied on the industry surveys identified above of salaries paid to executive officers of financial institutions with comparable asset size.
Performance-based Incentive Compensation. Annual incentives for the executive officers are intended to recognize and reward those employees who contribute meaningfully to an increase in shareholder value and profitability. The bonus pool for all officers is established as a percent of pre-tax/pre-bonus accrual earnings. Our ability to fund incentive payouts is dependent upon our overall success in achieving our net income goal. Individual awards are based on the attainment of specified performance objectives at the Bank and non-bank subsidiary, department and individual level. For 2006, executive officers were assigned bonus amounts ranging from 39% to 64% of their base salaries. The varying percentages reflect the compensation committee’s belief that as an executive officer’s duties and responsibilities increase, the officer will be increasingly rewarded for our performance. Accordingly, a significant portion of the officer’s total compensation should be incentive compensation. Actual bonuses payable depend on the level of achievement of specified performance objectives established for each executive officer.

Performance objectives evaluated in determining 2006 executive officer bonuses included attainment of return on equity and related growth in earnings per share goals. In addition, selected executive officers were responsible for continuation of a formal succession planning process, continuation of the strategic planning process, maintaining asset quality and management of capital investments.
Long-term Equity Incentive Compensation. Long-term equity incentive compensation encourages participants to focus on our long-term performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in our company through stock option grants. The compensation committee targets stock options for the CEO at 50% of current salary and for the other named executive officers at 35% of current salary. Targets are established using the Black-Scholes option pricing model with expected volatility based on peer group volatility.
•	Restricted Stock. Certain of our executive officers as well as certain other officers and officers of our subsidiaries have been granted restricted stock under our restricted stock plan. No restricted stock grants were made to any named executive officers in 2006. The number of restricted shares issued to each officer is generally based primarily on the individual’s ability to influence our growth and profitability. The compensation committee believes restricted stock awards stimulate the active interest in our development and financial success by those whose performance, contribution and skills are critical to us.

•	Stock Options. Our executive officers as well as certain other officers were granted options under our stock option plan to purchase a specified number of shares of common stock. The number of shares underlying the options granted to each officer was based primarily on the individual’s ability to influence our long-term growth and profitability as well as the number of options previously granted. The compensation committee believes stock option grants afford a desirable long-term compensation method because they closely ally the interest of management with shareholder value. The stock option plan assists us in:
•	enhancing the link between the creation of shareholder value and long-term executive incentive compensation;

•	providing an opportunity for increased equity ownership by executives; and

•	maintaining competitive levels of total compensation.
All awards under the aforementioned programs are made at the market price at the time of the award, as measured by the then current minority appraised value. Annual awards of stock options to executives are made at the compensation committee’s regularly scheduled meeting in January.
Perquisites and Other Personal Benefits. We provide our named executive officers with perquisites and other personal benefits that we and the compensation committee believe are reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.
The named executive officers are provided participation in the plans and programs described above, and health and group life and disability insurance. Additional benefits offered to the named executive officers may include some or all of the following: individual life insurance as described below under “Endorsement Split Dollar Benefit,” payment of social club dues, use of administrative assistant services for personal matters, and use of company automobiles.

Retirement and Related Plans. We maintain a profit sharing plan for all non-temporary employees. Contributions are made on a quarterly basis at the discretion of the board. Participants vest after three years of service. In addition, we have a contributory 401(k) plan with matching company contributions. We also sponsor a defined benefit healthcare plan for active and retiring employees and directors who meet certain requirements.
Compensation of Chief Executive Officer. For the fiscal year ended December 31, 2006, we paid Lyle R. Knight, CEO, a salary of $436,922. His salary was increased to $440,000 in February 2006. For 2006, we paid Mr. Knight a bonus of $280,000 pursuant to our established incentive program. We also paid Mr. Knight a special bonus of $110,000 in recognition of his exceptional leadership and our extraordinary financial performance in 2006. The compensation committee met with Mr. Knight twice during 2006 and in January 2007 to review his performance and individual objectives and goals versus results achieved. The compensation committee reviewed all components of the CEO’s compensation, including salary, bonus, equity incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to the CEO and cost to us of all perquisites and other personal benefits, the earnings and accumulated payout obligations under our deferred compensation plan and under potential severance and change-in-control scenarios. Mr. Knight’s compensation package was determined to be reasonable and not excessive by the compensation committee based on compensation surveys for chief executive officers of financial institutions of comparable size, type and profile, achievement of work plan objectives and improvements in our financial performance from 2005. Mr. Knight’s compensation package, including bonus, was higher than those granted to other executives of ours in recognition of his responsibilities and his performance in his position. In establishing Mr. Knight’s compensation package, work plan objectives reviewed included development and implementation of operating plans to achieve earnings goals, continuation of formal succession planning processes, continuation of strategic planning processes and provision of leadership and direction to executive management.
As part of its role, the compensation committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals. We believe that compensation paid under the management incentive plans are generally fully deductible for federal income tax purposes.
Employment Contracts
Under an employment agreement dated May 18, 1998, Lyle R. Knight is employed as an executive officer of ours for a ten-year period ending May 18, 2008. The agreement was designed to promote stability and continuity for us and Mr. Knight. During the term of the agreement, Mr. Knight is entitled to base compensation and additional benefits as are customarily offered to our executives. Pursuant to the terms of the agreement, we are required to pay specified benefits if Mr. Knight is involuntarily terminated without cause or elects termination in the event of a change in control.
Upon early termination by us without cause, Mr. Knight is entitled to receive severance pay equal to five times his base salary then in effect, bonus compensation, if any, and reimbursement of all premiums for group health insurance coverage for a period not exceeding five years. In the event of a change in control, Mr. Knight may elect to terminate the agreement by giving 90 days written notice at any time on or after the first anniversary, but on or prior to the second anniversary of the change in control. Upon proper termination of the agreement, Mr. Knight is entitled to severance pay as described above.
In the event Mr. Knight is unable to perform his duties due to physical or mental disability, we may, at our option, terminate the agreement. Upon termination of the agreement, Mr. Knight is entitled to reimbursement of all premiums for group health insurance coverage for a period not to exceed five years.

The agreement also restricts Mr. Knight’s right to compete against us for a period of five years from the date of termination.
Endorsement Split Dollar Benefit
We have obtained life insurance policies covering certain selected executive officers. Under these policies, we receive all benefits payable upon death of the insured. An endorsement split dollar agreement has been executed with each of the selected executive officers whereby a portion of the policy death benefit is payable to their designated beneficiary. The endorsement split dollar agreement will provide post retirement coverage for those selected key officers meeting specified retirement qualifications. We have entered into this type of endorsement split dollar agreement with Lyle R. Knight, Edward Garding, Terrill R. Moore and Robert A. Jones.
We have obtained a life insurance policy covering selected officers of our banking subsidiary. Under the policy, we receive all benefits payable upon death of the insured. An endorsement split dollar agreement has been executed with each of the insured officers whereby a portion of the policy death benefit is payable to their designated beneficiary if they are employed by us at the time of death. The marginal income produced by the policy is used to offset the cost of employee benefit plans of the banking subsidiary. We have entered into this type of endorsement split dollar agreement with Lyle R. Knight, Edward Garding, Terrill R. Moore, Robert A. Jones and Ralph K. Cook.
Restricted Stock Plan
In March 2004, our board approved the 2004 restricted stock award plan. Under the restricted stock plan, common stock may be issued at the discretion of the board to our officers or directors for no consideration in conjunction with services rendered. Shares issued under the restricted stock plan are subject to terms and conditions determined by the Board at the date of issuance.
We have outstanding a total of 9,500 shares of restricted stock issued to key management personnel pursuant to the restricted stock plan. Recipients of 4,000 shares include the named executive officers other than the CEO. Under the original terms of these awards, the restricted stock will vest if we achieved specified financial performance criteria for the year ending December 31, 2006 and the recipient of the award continued to be employed by us on April 1, 2007.
On November 16, 2006, the board passed a resolution, based upon the recommendation by the compensation committee, wherein the board deemed that the performance criteria originally included in the restricted stock awards had been met. The board adopted the resolution in light of the extraordinary financial performance achieved in 2006, the desirability of recognizing management for its substantial accomplishments and other factors. The effect of this action by the board was to modify and accelerate the vesting of the restricted stock awards with respect to the performance criteria. Vesting of the restricted stock awards continues to be subject to fulfillment of the employment condition. Subsequent to the board resolution, we obtained financial results for 2006 that satisfied the original financial performance criteria.
Stock Option Plans
On January 26, 2006, the board approved our 2006 equity compensation plan, subject to approval by the shareholders which was obtained in May 2006. The 2006 plan (i) consolidates into one plan the benefits available under the following equity compensation plans previously adopted: (A) our 2001 stock option plan; (B) our 2004 restricted stock award plan; (C) our director stock compensation plan; and (D) our officer stock benefit plan; and (ii) provides additional benefits as contained in the plan.

The 2006 plan does not increase the number of shares of common stock that were available for awards under the prior plans. The prior plans continue with respect to awards made previously under such plans.
The 2006 Plan contains the following important features:
•	The initial number of shares of common stock reserved under the 2006 plan is 750,000, which was approximately 9.2% of our common stock outstanding at the time of shareholder approval.

•	Awards under the 2006 plan are subject to broad discretion by the committee administering the plan.

•	Stock options must be granted at an exercise price that is not less than the fair market value (as determined by the most recent minority appraisal value) of the common stock on the date of grant. Stock options granted under the 2006 plan will be nonqualified stock options that have terms of not more than ten years.

•	There is no fixed term for the 2006 plan and the 2006 plan continues in effect until terminated by the board.
The purpose of the 2006 plan is to advance the interests of our shareholders by enhancing our ability to attract, retain and motivate persons who are expected to make important contributions to us by providing them with both equity ownership opportunities and performance-based incentives intended to align their interests with those of our shareholders. The 2006 plan is designed to provide us with flexibility to select from among various equity-based compensation methods, and to be able to address changing accounting and tax rules and corporate governance practices by optimally utilizing stock options and shares of our common stock.
The 2006 plan permits awards of stock options, restricted stock and other stock awards. Participants include any person who is designated by the board to receive one or more benefits under the 2006 plan.
Deferred Compensation Plans
In 2006, we restated our principal deferred compensation plan that was established for the benefit of a select group of management and highly compensated employees. The purpose of the restatement was (i) to amend the plan to comply with Section 409A of the Internal Revenue Code and related guidance issued before the adoption of the restatement, and (ii) to merge into the plan another previously administered nonqualified deferred compensation plan known as the executive non-qualified deferred compensation plan. The restated plan allows eligible employees, as determined by our board or compensation committee, and eligible directors to defer a portion of base salary, bonus or director fees subject to certain maximums as set forth by the plan administrator. We make discretionary contributions in behalf of a participant for 401(k) plan matching contributions and profit sharing contributions in excess of Internal Revenue Code limitations. Other contributions in behalf of a participant may be made at the discretion of the board. The deferral account of each participant is credited or debited with investment earnings or losses based upon the performance of the underlying investments selected by the participant from among alternatives selected by the plan administrator. Deferral accounts are distributed based on each participant’s election. The distribution elections are all made in accordance with Section 409A and may be lump sums or annual installments over a period of years.

Report of the Compensation Committee of the Board of Directors
The compensation committee has reviewed and discussed the compensation discussion and analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board that the compensation discussion and analysis be included in this proxy statement.
SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

James W. Haugh	Thomas W. Scott	James R. Scott
Homer A. Scott, Jr.	Terry W. Payne	Randall I. Scott
Martin A. White
Compensation Committee Interlocks and Insider Participation in Compensation Decisions
James W. Haugh, Terry W. Payne, Homer A. Scott, Jr., James R. Scott, Randall I. Scott, Thomas W. Scott and Martin A. White serve on the compensation committee. Thomas W. Scott serves as chairman of the board, for which he is compensated as described below. James R. Scott serves as vice chairman of the board, for which he is compensated as described below. Homer A. Scott, Jr. is also compensated for his continuing involvement with the board as described below. See “Compensation of Directors and Executive Officers-Director Compensation.” James R. Scott and Randall I. Scott each have a 2.5% ownership interest in a company that provides professional services that benefit us and the Scott family. In addition, James R. Scott is vice chairman of the board of directors of such company and Randall I. Scott serves as a director of such company. Terry W. Payne is President, CEO and an owner of an insurance agency that provides insurance for us. See “Certain Relationships and Related Transactions” below.
None of our executive officers served as a member of the compensation committee or as a director of any other company, one of whose executive officers served as a member of the Compensation Committee of the board or as a director of ours during 2006.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table
The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2006. Other than the employment agreement with Mr. Knight, we have not entered into any employment agreements with any of the named executive officers. When setting total compensation for each of the named executive officers, the compensation committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)(1)	($)(2)	($)	($)	($)(3)	($)
Lyle R. Knight President & Chief Executive Officer	2006	$436,922	$390,000 (4)	—	92,482	—	—	$47,164	$966,568

Edward Garding Exec. Vice President & Chief Credit Officer	2006	212,231	100,000	$14,500	28,162	—	—	24,195	379,088

Terrill R. Moore Exec. Vice President & Chief Financial Officer	2006	211,231	100,000	14,500	28,162	—	—	26,078 (5)	379,971

Robert A. Jones Exec. Vice President & Chief Admin. Officer	2006	196,311	93,000	14,500	28,162	—	—	26,177 (5)	358,150

Ralph K. Cook Sr. Vice President & Branch Admin. Officer	2006	162,153	66,000	14,500	19,090	—	—	20,459 (5)	280,202

(1)	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with FAS 123(R), resulting from a material modification in 2006 of restricted stock awards issued in 2004.

(2)	The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with FAS 123(R), of stock options and thus include amounts from stock options granted in and prior to 2006. For information and assumptions related to the calculation of these amounts, see footnote 1 (stock-based compensation) and footnote 13 of our audited financial statements for the fiscal year ended December 31, 2006 included in our annual report on Form 10-K.

(3)	The amounts shown in column (i) reflect for each named executive officer: contributions by us to our qualified profit sharing and employee savings plans, under Section 401(k) of the Internal Revenue Code of 1986, as amended; contributions by us to our nonqualified deferred compensation plan; imputed income from our split dollar life insurance plans; “gross up” amounts to cover taxes on the imputed income from the split dollar life insurance plans; and premiums paid by us for individual long-term disability insurance. The amounts shown in column (i) do not reflect premiums paid by us for group health, life and disability insurance policies that apply generally to all salaried employees on a nondiscriminatory basis.

(4)	This amount includes a special performance bonus of $110,000 awarded to Mr. Knight on January 25, 2007 pursuant to a resolution adopted by the board, based upon the recommendation by the compensation committee. This bonus was awarded in recognition of Mr. Knight’s exceptional leadership and our extraordinary financial performance for the year ended December 31, 2006. The award was not made pursuant to an existing compensatory plan, agreement or arrangement.

(5)	This amount also includes amounts paid by us for social club dues for the benefit of the named executive officer.

Grants of Plan Based Awards

		Estimated Future Payouts Under			Estimated Future Payouts
		Non-Equity Incentive Plan			Under Equity Incentive
		Awards			Plan Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
All
								Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant Date
								Number	Number of	or Base	Fair Value
								of Shares	Securities	Price of	of Stock
								of stock	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)	($)(1)

Lyle R. Knight	1/26/2006	—	—	—	—	—	—	—	15,000	$68.00	$87,300
Edward Garding	1/26/2006	—	—	—	—	—	—	—	4,500	68.00	26,190
Terrill R. Moore	1/26/2006	—	—	—	—	—	—	—	4,500	68.00	26,190
Robert A. Jones	1/26/2006	—	—	—	—	—	—	—	4,500	68.00	26,190
Ralph K. Cook	1/26/2006	—	—	—	—	—	—	—	3,000	68.00	17,460

(1)	The amounts in column (l) reflect the fair value as determined by the Black-Scholes option pricing model, in accordance with FAS 123(R). For information and assumptions related to the calculation of these amounts, see footnote 1 (stock-based compensation) and footnote 13 of our audited financial statements for the fiscal year ended December 31, 2006 included in our annual report on Form 10-K.
Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
									Equity
									Incentive
									Plan
									Awards:
									Market or
								Equity	Payout
			Equity					Incentive	Value of
			Incentive				Market	Plan	Unearned
			Plan Awards:				Value of	Awards:	Shares,
		Number of	Number of			Number of	Shares or	Number of	Units or
	Number of	Securities	Securities			Shares or	Units of	Unearned	Other
	Securities	Underlying	Underlying			Units of	Stock	Shares, Units	Rights
	Underlying	Unexercised	Unexercised	Option		Stock That	That	or Other	That
	Unexercised	Options (#)	Unearned	Exercise	Option	Have Not	Have Not	Rights That	Have
	Options (#)	Unexercisable	Options	Price	Expiration	Vested	Vested	Have Not	Not
Name	Exercisable	(1)	(#)	($)	Date	(#)	($)(2)	Vested	Vested

Lyle R. Knight	8,000	—	—	42.00	02/01/2012	—	—	—	—
	10,450	—	—	42.00	03/16/2009
	11,000	—	—	42.00	03/16/2010
	11,000	—	—	42.00	03/16/2011
	27,500	—	—	42.00	09/01/2008
	3,500	—	—	45.00	11/14/2012
	12,500	—	—	45.00	01/29/2013
	9,375	3,125	—	49.50	02/04/2014
	7,500	7,500	—	55.50	02/03/2015
	3,750	11,250	—	68.00	01/26/2016

Edward Garding	4,000	—	—	42.00	02/01/2012	1,000	82,500	—	—
	3,300	—	—	42.00	03/16/2011
	4,000	—	—	45.00	01/29/2013
	3,000	1,000	—	49.50	02/04/2014
	2,250	2,250	—	55.50	02/03/2015
	1,125	3,375	—	68.00	01/26/2016

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
									Equity
									Incentive
									Plan
									Awards:
									Market or
								Equity	Payout
			Equity					Incentive	Value of
			Incentive				Market	Plan	Unearned
			Plan Awards:				Value of	Awards:	Shares,
		Number of	Number of			Number of	Shares or	Number of	Units or
	Number of	Securities	Securities			Shares or	Units of	Unearned	Other
	Securities	Underlying	Underlying			Units of	Stock	Shares, Units	Rights
	Underlying	Unexercised	Unexercised	Option		Stock That	That	or Other	That
	Unexercised	Options (#)	Unearned	Exercise	Option	Have Not	Have Not	Rights That	Have
	Options (#)	Unexercisable	Options	Price	Expiration	Vested	Vested	Have Not	Not
Name	Exercisable	(1)	(#)	($)	Date	(#)	($)(2)	Vested	Vested

Terrill R. Moore	4,000	—	—	42.00	02/01/2012	1,000	82,500	—	—
	4,400	—	—	42.00	03/16/2011
	5,500	—	—	42.00	03/16/2010
	6,600	—	—	42.00	03/16/2009
	4,000	—	—	45.00	01/29/2013
	3,000	1,000	—	49.50	02/04/2014
	2,250	2,250	—	55.50	02/03/2015
	1,125	3,375	—	68.00	01/26/2016

Robert A. Jones	4,000	—	—	45.00	01/29/2013	1,000	82,500	—	—
	3,000	1,000	—	49.50	02/04/2014
	2,250	2,250	—	55.50	02/03/2015
	1,125	3,375	—	68.00	01/26/2016

Ralph K. Cook	1,300	—	—	42.00	02/01/2012	1,000	82,500	—	—
	990	—	—	42.00	03/16/2009
	1,100	—	—	42.00	03/16/2010
	1,430	—	—	42.00	03/16/2011
	1,760	—	—	42.00	03/19/2007
	1,760	—	—	42.00	03/16/2008
	1,300	—	—	45.00	01/29/2013
	2,250	750	—	49.50	02/06/2014
	1,500	1,500	—	55.50	02/03/2015
	750	2,250	—	68.00	01/26/2016

(1)	All options listed above vest at a rate of 25% upon grant and 25% each year thereafter.

(2)	The amounts in column (h) reflect the minority appraised value of our common stock existing on December 31, 2006, which value was based on financial data as of September 30, 2006.
Option Exercises and Stock Vested

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
	Number of Shares	Value Realized	Number of Shares	Value Realized on
	Acquired on Exercise	On Exercise	Acquired on Vesting	Vesting
Name	(#)	($)(1)	(#)	($)

Lyle R. Knight	—	—	—	—
Edward Garding	15,840	459,360	—	—
Terrill R. Moore	7,040	229,900	—	—
Robert A. Jones	20,940	544,440	—	—
Ralph K. Cook	—	—	—	—

(1)	The amounts in column (c) reflect the difference between the stock option exercise price and the minority appraised value of our common stock on the date of exercise, based upon the most recent quarterly appraisal existing at such time.
Nonqualified Deferred Compensation
Pursuant to our nonqualified deferred compensation plan described above, certain executives, including the named executive officers, may defer a portion of base salary and bonus. Deferral elections are made by eligible executives prior to year-end for amounts to be earned, or granted with regard to long-term stock grants, in the following year.

Under the nonqualified deferred compensation plan, executives may invest their account balances in any of the following mutual funds:
•	Accessor High Yield Bond

•	Accessor U.S. Government Money

•	Accessor International Equity Investment

•	Accessor Value Investment

•	Eaton Vance Large Cap Value A

•	Harbor International

•	PIMCO Total Return A

•	Royce Opportunity

•	Vanguard Growth Index

•	Accessor Mortgage Securities

•	Accessor Intermediate Fixed Investment

•	Accessor Small & Mid-Cap Investment

•	Accessor Growth Investment

•	Eaton Vance Income Fund of Boston A

•	MTB Money Market I

•	Pioneer A

•	Vanguard High-Yield Corporate
Earnings depend on the performance of the specific mutual funds in which the executive invests. Benefits under the plan are generally not paid until the beginning of the year following retirement or termination. Benefits can be received either as a lump sum payment or in annual installments.

(a)	(b)	(c)	(d)	(e)	(f)
		Registrant
	Executive	Contribution in		Aggregate	Aggregate Balance
	Contributions in	Last Fiscal	Aggregate Earnings	Withdrawals/	At Last
	Last Fiscal Year	Year	In Last Fiscal Year	Distributions	Fiscal Year End
Name	($)(1)	($)(2)	($)	($)	($)

Lyle R. Knight	274,275	19,070	112,255	—	1,075,109
Edward Garding	—	—	—	—	—
Terrill R. Moore	34,225	391	43,039	—	324,778
Robert A. Jones	27,900	283	41,099	—	327,332
Ralph K. Cook	22,815	1,510	12,732	—	116,401

(1)	The amounts in column (b) are included as salary and/or bonus for each of the named executive officers in columns (c) and (d) of the summary compensation table.

(2)	The amounts in column (c) are included as other compensation for each of the named executive officers in column (i) of the summary compensation table.
Potential Payments upon Termination or Change of Control
The amount of compensation payable to the named executive officers upon voluntary termination, retirement, involuntary not-for-cause termination, termination following a change of control and in the event of disability or death of the executives is shown below. The amounts shown assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the named executive officers upon their termination. The actual amounts to be paid out can only be determined at the time of separation.
Payments Made Upon Termination
Regardless of the manner in which a named executive officer’s employment is terminated, he is entitled to receive amounts earned during his term of employment. Such amounts include:
•	salary;

•	grants and awards received under our equity plans, subject to the vesting and other terms applicable to such grants and awards;

•	amounts contributed and vested under our 401(k) plan and deferred compensation plan; and

•	unused vacation pay.
At its discretion, the board may authorize payment of a bonus on a pro rata or other basis, if at all. The board may also accelerate the vesting of any unexercisable stock options or restricted stock awards outstanding at the time of termination. The amounts regarding applicable salaries, stock options, restricted stock awards, bonuses and deferred compensation for the most recent fiscal year ended December 31, 2006 are contained in the various tables included above.
Severance Payments
Upon early termination by us without cause, Mr. Knight is entitled to receive (i) the benefits listed under the heading “Payments Made Upon Termination” above, and (ii) under his employment agreement with us, a severance payment equal to five times his base salary then in effect ($2,200,000), bonus compensation, if any, and reimbursement of all premiums for group health insurance coverage for a period not to exceed five years (estimated to be $40,252 based on current insurance premiums). The other named executive officers are not entitled to any severance benefits upon a termination by us without cause.
Payments Made Upon Retirement
In the event of retirement, the named executive officers would be entitled to the benefits listed under the heading “Payments Made Upon Termination” above.
Payments Made Upon Death
In the event of death, in addition to the benefits listed under the heading “Payments Made Upon Termination” above, the estates or other beneficiaries of the named executive officers are entitled to receive benefits under our group life insurance plan equal to the greater of (i) 2.5 times their respective base salary, and (ii) $300,000. For all named executive officers, the applicable amount would be $300,000. Additional benefits are available under our split-dollar plan pursuant to which the estates or other beneficiaries of Messrs. Knight, Garding, Moore and Jones would also be entitled to receive benefits equal to 3.0 times their respective base salary as follows: Mr. Knight, $1,310,766; Mr. Garding, $636,693; Mr. Moore, $636,693; and Mr. Jones, $588,933.
Payments Made Upon Disability
In the event of disability, in addition to the benefits listed under the heading “Payments Made Upon Termination” above, the named executive officers are entitled to receive benefits under our group disability plan which generally provides for 50% of salary and bonus up to a maximum of $10,000 per month. Additional benefits are available under individual disability policies we maintain for each named executive officer. Under these individual policies, the named executive officers would be entitled to receive an additional 10% of salary and bonus bringing the total combined maximum to $13,000 per month. The individual policies also contain provisions governing catastrophic disabilities and conversion to long-term care.
In the event of Mr. Knight’s disability, he is also entitled under his employment agreement to reimbursement of all premiums for group health insurance coverage for a period not to exceed five years.

Payments Made Upon a Change of Control
In the event of a change in control, Mr. Knight may elect to terminate his employment agreement by giving 90 days written notice at any time on or after the first anniversary, but on or prior to the second anniversary of the change in control. Upon proper termination of the agreement, Mr. Knight is entitled to a severance payment equal to five times his base salary then in effect ($2,200,000). The other named executive officers are not entitled to any payment resulting from a change in control.
Non-compete Agreement
With respect to any termination, Mr. Knight is subject to a five-year non-compete covenant contained in his employment agreement. If Mr. Knight fails to comply with the non-compete provisions, all payments otherwise payable under the agreement will discontinue and we have the right to collect back any payments made during any period of noncompliance.
Director Compensation
We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as well as the skill-level required by us of members of the board.
During 2006, each director, other than Lyle R. Knight, received an annual retainer of $13,000. Directors may elect to receive all or a portion of their annual retainer in the form of common stock or stock options. Each director, other than Lyle R. Knight, received fees of $1,000 per board meeting attended and $750 per committee meeting attended. Committee chairs also received an additional annual retainer of $6,000.
Thomas W. Scott received a retainer of $375,000 for his services as chairman of the board, James R. Scott received a retainer of $150,000 for services as vice chairman of the board, and Homer A. Scott, Jr. received a retainer of $45,000 for his continuing involvement with the board. These retainers were in lieu of all director fees and other retainers described above.
Directors are reimbursed for ordinary expenses incurred in connection with attending board and committee meetings. We also provide group medical insurance coverage to directors at the director’s option. Under our deferred compensation plan, directors may elect to defer any portion of director’s fees until an elective distribution date or the director’s retirement, disability or death.
All directors, other than Thomas W. Scott, James R. Scott, Lyle R. Knight and Homer A. Scott, Jr., elected at or continuing as a director after the 2006 annual meeting of shareholders were granted stock options to purchase 538 shares of our common stock at the applicable minority appraised value per share at the date of grant. Options granted during 2006 had an aggregate fair value of $3,879 at the date of grant, as determined by the Black-Scholes option pricing model, in accordance with FAS 123(R).

Director Summary Compensation Table
The table below summarizes the compensation paid by us to directors for the fiscal year ended December 31, 2006.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
				Change in
				Pension Value
	Fees Earned			and Deferred
	or	Stock	Options	Compensation	All Other
	Paid in Cash	Awards	Awards	Earnings	Compensation	Total
Name	($)	($)(1)	($)(2)	($)	($)	($)

Thomas W. Scott	$375,000	—	—	—	—	$375,000
James R. Scott	150,000	—	—	—	—	150,000
Lyle R. Knight (3)	—	—	—	—	—	—
Elouise C. Cobell	12,500	$6,461	$3,879	—	—	22,840
David H. Crum	14,250	12,993	3,879	—	—	31,122
Richard A. Dorn	22,250	9,443	3,879	—	—	35,572
William B. Ebzery	20,250	—	11,687	—	—	31,937
James W. Haugh	10,500	18,957	3,879	—	—	33,336
Charles Heyneman (4)	22,750	—	3,879	—	—	26,629
Robert L. Nance	19,500	—	9,222	—	—	28,722
Terry W. Payne	12,000	—	9,222	—	—	21,222
Homer A. Scott, Jr.(5)	53,462	—	—	—	—	53,462
Jonathan R. Scott(4)	8,850	5,183	6,013	—	—	20,046
Julie A. Scott	13,500	—	9,222	—	—	22,722
Randall I. Scott	23,500	—	3,879	—	—	27,379
Michael J. Sullivan	22,750	—	3,879	—	—	26,629
Martin A. White	7,000	12,993	3,879	—	—	23,872

(1)	The amounts in column (c) reflect the minority appraised value of our common stock on the date of issuance, based upon the most recent quarterly appraisal existing at such time.

(2)	The amounts in column (d) reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with FAS 123(R), of stock options granted in 2006, all of which were immediately exercisable on the date of grant. For information and assumptions related to the calculation of these amounts, see footnote 1 (stock-based compensation) and footnote 13 of our audited financial statements for the fiscal year ended December 31, 2006 included in our annual report on Form 10-K.

(3)	Mr. Knight receives no compensation for serving as a director, but is compensated in his capacity as our president and CEO.

(4)	Does not include amounts, awards and benefits received as an employee of ours.

(5)	Includes $8,462 for amounts payable from the prior year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the exchange act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, during the year ended December 31, 2006, our directors, executive officers and greater than 10% shareholders complied with all Section 16(a) filing requirements, except as follows:
•	Julie A. Scott, a director, failed to report one transaction in September 2005 involving the purchase of 444 shares through her 401(k) plan account. The transaction was properly reported on December 12, 2006.

•	James R. Scott, a director, reported one transaction in December 2006 involving the gift of 14,853 shares to a charitable organization. The actual number of shares gifted was 2,728 shares. A corrective filing was made on March 14, 2007.

•	Jonathan R. Scott, a director, failed to report one transaction in December 2006 involving the gift of 91 shares to a charitable organization by his spouse. The transaction was properly reported on March 21, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have had, and expect to have in the future, banking transactions in the ordinary course of business with related parties, including business with directors, officers, shareholders and their associates, on the same terms as those prevailing at the same time for comparable transactions with unrelated persons and that did not involve more than a normal risk of collectibility or present other unfavorable features. To the extent that such transactions consisted of extensions of credit to our executive officers and directors and to certain members of the Scott family, such extensions of credit were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with unrelated persons and did not involve more than a normal risk of collectibility or present other unfavorable features. Loans to our executive officers, directors and their related interests represented approximately 3.7% of our shareholders’ equity as of December 31, 2006.
Certain of our executive officers and directors and certain corporations and individuals related to such persons, incurred indebtedness in the form of loans, as customers, of $22,183,000 as of December 31, 2006. During 2006, new loans and advances on existing loans of $48,775,000 were funded and loan repayments totaled $44,453,000. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans and are allowable under the Sarbanes Oxley Act. Additionally, during 2006, loans of $4,833,000 were added due to changes in related parties from the prior year.
We and the Billings office of the Bank are the anchor tenants in a building owned by a partnership in which the Bank is one of two partners, and has a 50% partnership interest. Total rent, including maintenance, paid to the partnership was $1,829,000 in 2006.
We lease an aircraft from an entity wholly-owned by Thomas W. Scott, the chairman of the board. Under the terms of the lease, we pay all of the third-party operating expenses of the aircraft, which totaled approximately $246,000 in 2006. In addition to paying the third-party operating expenses, we paid $68,000 for use of the aircraft and received reimbursement of $77,000 from the chairman for his personal use of the aircraft during 2006.
We purchase professional services from Scott Family Services, a company in which six of our directors, including Thomas W. Scott, James R. Scott, Charles M. Heyneman, Homer A. Scott, Jr., Julie A. Scott and Randall I. Scott, have an aggregate ownership interest of 14.3%. These services benefit us and the Scott family. We paid professional fees and reimbursed out-of-pocket costs of $336,000 in 2006. Professional services provided include Scott family shareholder education and communication, corporate governance consultation, and administrative and professional support for James R. Scott, vice chairman of the board.

We purchase property, casualty and other insurance through Payne Financial Group, Inc., a company in which Terry Payne, one of our directors, has a controlling ownership interest. In 2006, we paid insurance premiums of $357,000 to this company.

SHAREHOLDER PROPOSALS

The rules of the SEC permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the SEC’s proxy rules. Our 2008 annual meeting of shareholders is expected to be held on or about May 2, 2008, and proxy materials in connection with that meeting are expected to be mailed on or about March 31, 2008. The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the exchange act for inclusion in our proxy statement for our 2008 annual meeting of shareholders is December 3, 2007. Additionally, if we receive notice of a shareholder proposal after February 14, 2008, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the board for our 2008 annual meeting of shareholders may exercise discretionary voting power with respect to such proposal.

OTHER MATTERS

We know of no matters other than the foregoing to be brought before the meeting. The enclosed proxy, however, gives discretionary authority in the event that any additional matters should be duly presented.
Our annual report on Form 10-K, which includes audited financial statements for the fiscal year ended December 31, 2006 and a listing of exhibits, is enclosed herewith. Exhibits to the annual report on Form 10-K will be furnished at a charge of $0.20 per page to any shareholder who requests them in writing from Amy Anderson, Assistant Vice President, First Interstate BancSystem, Inc., 401 North 31st Street, Billings, Montana 59116-0918.
BY ORDER OF THE BOARD OF DIRECTORS
/s/ Carol Stephens Donaldson
Carol Stephens Donaldson
Secretary
Billings, Montana
April 6, 2007

Explanatory Note: The following shareholder letter accompanies the Annual Report on Form 10-K that is being furnished to shareholders together with the preceding proxy statement.

2006 LETTER TO THE SHAREHOLDERS
Our record of growth and increased profitability reached new levels in 2006. We are pleased to report that First Interstate BancSystem, Inc. achieved record earnings in 2006 for the 18th consecutive year. Earnings of $75,609,000 exceeded last year’s record earnings by 38% and earnings per share, on a fully diluted basis, increased to a record $9.11, up $2.40 from 2005. Shareholder equity increased 17% to $410 million and return on average common equity increased to 20.38%. Year over year, total assets increased 9.0%, ending the year at just under $5 billion with loans and deposits increasing 9% and 5%, respectively.
Many significant factors contributed to our outstanding financial performance in 2006. Much of our success can be attributed to our existing branches as our increases in profitability and asset size have been driven largely by organic loan and deposit growth in market areas served by these branches. Branch performance continued to be strong in 2006 with 24 branches exceeding our system wide goal on return on average assets with Buffalo at 2.33%, Casper downtown at 2.04%, and Evergreen at 1.93% leading the way. Measured by return on equity, the top performers were Buffalo at 30.28%, Sugarland at 27.94% and Lander Mr. D’s at 24.64%. Two new additions were made to our $1 Million in Earnings Club with our Bozeman Gallatin branch and our Credit Card Division reaching more than $1 million in earnings during 2006.
Noninterest income was also a significant factor to our success in 2006. Gain on sale of assets and higher revenues from technology services, debit and credit cards, financial services and the origination and sale of real estate loans were the major components in the $31,258,000 increase of our total noninterest income over 2005.
Our 2006 results included a one-time, pre-tax gain of $19,802,000 (after-tax $1.48 per diluted share) from the sale in December 2006 of First Interstate BancSystem’s 30% minority interest in iPay Technologies, LLC. We have enjoyed a great relationship with iPay, both as a provider of internet bill pay services to our customers and as a growing investment for First Interstate. Our Senior Vice President and Chief Marketing Officer, Neil Klusmann, served as a director of iPay and consulted with them regularly on marketing and business issues. He served as our representative and the overseer of our investment. There are not many investments like this one, which has served our customers so well and has had such a great impact on our financial performance. Congratulations to Neil on a job well done!
Credit quality continued to be excellent in 2006. At year end, we had $3.3 billion in loans, with only one half of one percent of them in the Non Performing Asset classification. This is down considerably from previous years and compares well with industry standards. Net loan charge offs were only .09% of total loans. We continued to keep a conservative single borrower lending limit, and we avoided lending outside of our territory. Both of these strategies, along with a sound underwriting discipline, contributed to our keeping loan quality at a high level last year.
Our efficiency ratio also improved dramatically in 2006. Our expense/revenue ratio stood at 56.79%, down from 62.65% in 2005. Over the past three years, we have modernized and increased our utilization of technology, restructured i-Tech and our operations, as well as implemented a new account platform. Efficiency continues to be a strategic focus as it offers us continued opportunity for growing profitability.
The underpinnings of our economies in both Montana and Wyoming remained strong during 2006. While these strong economies have provided an excellent environment for the sale of our banking products and services, they have also created challenges in attracting and retaining quality employees. Therefore, we expect to continue to place a high level of importance on our preferred employer initiative. We strive to be Montana’s and Wyoming’s Employer of Choice with a goal of providing all employees with opportunities for training, education, personal achievement, outstanding health and retirement benefits, and a childcare subsidy program to help with the rising cost of childcare. Of our more than 1,600 employees, nearly 10% have been serving First Interstate customers for over 25 years. Great employees are the key to every positive customer interaction. We thank our employees for their dedication to customer service and their contribution to our financial performance and success.

Management and the Board of Directors spent significant time during 2006 in strategic planning focused on identifying common goals, communication and aligning shareholder and corporate interests and expectations. The strategic planning process has also provided us with a shared vision and a recommitment to the long-term health and competitiveness of our Company.
Another key strategic focus continued to be on technology. During 2006, we introduced Remote Deposit, an innovative service that allows our business customers to deposit checks electronically via a check scanner and an internet-connected computer. For our internet banking customers, we introduced multi-factor authentication; a new, secure online log-in procedure that uses an image and a phrase to help customers identify that they are at First Interstate Bank’s website, not a fraudulent look-a-like site. It also helps the bank identify customers and prevent unauthorized access to their accounts. Our goal is to continue our ongoing efforts to improve data security. We plan on conducting a feasibility assessment for data warehousing and application integration so that we may identify ways to use information to better serve our customers and provide a wider array of products and services. We also plan to continue electronic imaging which we anticipate will reduce our costs. We look to find new ways to make our internal networks stronger and anticipate implementing enhancements to our corporate internet banking program.
In an effort to better serve customers and address rapid advancements in technology, the bank and i-Tech are evaluating strategies to better align our priorities, develop new products and services, and provide a high level of customer service. During 2006, i-Tech’s outside revenues grew by $2,541,000 or 19.1%, while Electronic Funds Transfer activity grew by 20%. Electronic document distribution and the ability to open accounts on the web were developed and are ready to be implemented.
On February 15, 2007, the valuation of First Interstate BancSystem’s common stock was completed, based on data as of December 31, 2006. This valuation increased to another record high of $89.00 per share. Year over year, our stock value has increased $18.00, or 25.35%. On January 9, 2007, First Interstate BancSystem paid a $.61 dividend per common share. At its January 25, 2007 meeting, the Board of Directors, recognizing the sale of iPay, approved a special one-time dividend of $.41 per common share payable to shareholders of record as of that date.
In 2006, First Interstate BancSystem, including its directors and employees, the Foundation and the Scott family, donated in excess of $4 million to many worthwhile organizations and causes in our communities across Montana and Wyoming. We are proud of the difference we make through our philanthropy and the knowledge that we are investing in our future as well as the future of the communities we serve. Our philanthropy is reinforced by the community leadership role our officers readily accept.
Succession planning continued to be a priority in 2006 as we move forward to identify and develop employees capable of assuming leadership positions within First Interstate BancSystem. Mike Hickey accepted a new role as Missoula Regional President, following the retirement of Dave Calahan. Another key long-term employee will be leaving at the end of 2007. Bob Jones, Executive Vice President and Chief Administrative Officer, has announced his retirement. He will be greatly missed and his departure reminds us that management succession is an ongoing journey as we continually prepare for the future.
We thank the First Interstate BancSystem Board of Directors for its commitment and guidance in 2006, and we were pleased to welcome Jon Scott to the Board. We thank you, our shareholders, for your continued support. First Interstate BancSystem achieved record earnings and performance far surpassing prior results, even without the increases attributed to the iPay gain. This strength shown by our core businesses is a reflection of our talented team of employees, officers and directors. Thank you for all your contributions to the success of our Company.

Thomas W. Scott	Lyle R.Knight
Chairman of the Board	President and Chief Executive Officer
First Interstate BancSystem, Inc.	First Interstate BancSystem, Inc.

PROXY

First Interstate BancSystem, Inc.
401 North 31st Street
P.O. Box 30918
Billings, Montana 59116-0918
This proxy is solicited on behalf of the Board of Directors of First Interstate BancSystem, Inc. (“FIBS”).
The undersigned hereby appoints THOMAS W. SCOTT, or LYLE R. KNIGHT, proxy of the undersigned, with full power of substitution, to vote all shares of common stock of FIBS held by the undersigned at the Annual Meeting of Shareholders of FIBS to be held on Friday, May 4, 2007, at 8:00 a.m., Mountain Time, at the Billings Depot, 2310 Montana Avenue, Billings, Montana 59101, or at any adjournment thereof for the following purposes:
1.	To elect as directors the nominees proposed by the Board of Directors of FIBS, to three-year terms, or until their respective successors have been elected and qualified.

Please mark only one of the following options:

For All Nominees Listed Below

Withhold Authority to Vote for all Nominees listed below:

(Instruction: To withhold authority to vote for one or more nominees, write the name of the nominee(s) on the line immediately below.

Nominees for a three-year term expiring in 2010: David H. Crum, William B. Ebzery, Charles M. Heyneman, Terry W. Payne, Sandra Scott Suzor

2.	In its discretion, the proxy is authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.
This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is indicated, the shares represented by this Proxy will be voted at the meeting “FOR” each of the director nominees indicated above.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement, and the Annual Report on Form 10-K furnished therewith. The undersigned hereby revokes any proxies given prior to the date reflected below.
Please sign exactly as your name appears below. When signing as attorney, executor, administrator, trustee, guardian, or corporate official, please add your title.

Dated: , 2007

Signature

Shares owned as of Record Date:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE.